3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, July 24, 2014
SIGMA-ALDRICH (NASDAQ - SIAL) REPORTS RECORD Q2 2014 RESULTS WITH SALES OF $701 MILLION AND DILUTED EPS OF $1.11. RAISES LOWER-END OF FULL-YEAR 2014 ADJUSTED DILUTED EPS GUIDANCE TO A NEW RANGE OF $4.32 TO $4.40.

HIGHLIGHTS:

Q2 2014 Results (all percentage changes are against the same period in 2013)

•	Reported sales increased 3% to $701 million. Sales grew organically by 2%, and changes in foreign currency exchange rates added one percentage point to sales growth.

•	By business unit, organic sales growth was flat in Research, 6% in Applied and 1% in SAFC Commercial.

•	Reported diluted EPS was $1.11 compared to $0.98 in Q2 2013, an increase of 13%. Adjusted diluted EPS in Q2 2014 was also $1.11 compared to $1.05 in Q2 2013, an increase of 6%.

First Six Months of 2014 Results (all percentage changes are against the same period in 2013)

•	Reported sales increased 3% to $1.39 billion. Sales grew organically 2%, and changes in foreign currency exchange rates added one percentage point to sales growth.

•	By business unit, organic sales growth was flat in Research, 7% in Applied and 2% in SAFC Commercial.

•	Reported diluted EPS was $2.16 compared to $1.99 in 2013, an increase of 9%. Adjusted diluted EPS was $2.17 compared to $2.06, an increase of over 5%.

•	For the first half of 2014, free cash flow was $232 million compared to $220 million in the same period in 2013, an increase of 5%.

CEO’s STATEMENT:

Commenting on performance in the second quarter of 2014, President and CEO Rakesh Sachdev said, “We generated 2% organic sales growth led by strong performance in our Applied business unit and an improving U.S. Research environment. This was despite lower-than-expected sales in SAFC Commercial due to the timing of several large contract manufacturing orders. Our overall sales outlook for the second half of the year remains on target with higher expected sales growth than the first half of the year, led by the Research and SAFC Commercial business units.

We achieved a record quarterly adjusted operating income this past quarter and significantly expanded our adjusted operating income margin from the same period last year. Our adjusted quarterly EPS of $1.11 was also a new record. We improved our adjusted operating margin, on a constant-currency basis, by 70 basis points. Our global supply chain initiatives, leverage from higher volumes, pricing, and expense controls contributed to this improvement.

Sales growth in our Research business unit was flat in the second quarter. Growth in the U.S. Research market turned positive, led by an improving academic and pharma environment. EMEA Research academic sales declined early in the quarter due to delays in funding release in certain countries but turned nicely positive in June, and we expect this momentum to continue in the second half of the year. APAC Research sales were flat in the quarter with strong high-single digit growth in China offset by weakness in India, South Korea and Oceania. Sales growth through our dealer network remained consistent, and, globally, we continue to make good progress with the Dealers as Partners program.

Our Applied business unit had another solid quarter with 6% organic sales growth, led by double-digit growth in the Diagnostic and Testing segment. We had a strong quarter of sales of critical raw materials, components for diagnostic manufacturing and certified reference materials. Organic sales growth in the Industrial segment was low-single digits led by another strong quarter of growth in the U.S. The overall Applied business unit growth was broad-based across all geographies, with China and India demonstrating double-digit growth.

SAFC Commercial business unit sales grew organically by 1%, led by double-digit growth in the Life Sciences Services segment, offset by a low-to-mid single-digit decline in Life Science Products. Overall organic sales growth in the Hitech electronics segment was flat with growth in semiconductor precursors offset by continued weakness in LED precursors.

In the Life Science Products segment, we continued to see strong demand for biopharma materials, including media and buffers. However, the segment was adversely impacted by the timing of delivery of several large contract manufacturing orders. Actual order bookings provide good visibility into higher contract manufacturing sales in the second half of the year, particularly in the fourth quarter.

The Life Science Services segment delivered a strong organic sales performance with double-digit growth in Biopharma services led by our biotesting and safety services, viral clearance and gene therapy platforms.”

Mr. Sachdev continued, “With our reaffirmed second-half sales outlook and positive margin trends, we are raising the lower end of our full-year adjusted diluted EPS guidance to a new range of $4.32 to $4.40 from a prior range of $4.30 to $4.40.

Overall, we are making good progress on our long-term initiatives. In all three of our business units, we continue to launch new products and services, expand existing customer relationships and create new ones. We are encouraged by the improving trends in the Research markets and by the overall customer response to our initiatives, especially in the biopharma, diagnostics and testing markets. Operationally, we continue to optimize our core business while making new investments for future growth initiatives. We are in a strong financial position, and we will continue to evaluate and implement attractive opportunities to increase shareholder value.”

Q2 2014 RESULTS:

Reported sales for the second quarter of 2014 were $701 million, a 3% increase from the same quarter in 2013. Organic sales growth in the quarter was 2%. Changes in foreign currency exchange rates increased reported sales growth by 1%.

For the first six months of 2014, reported sales were $1.39 billion, a 3% increase from the same period in 2013. Organic sales growth for the first six months of 2014 was 2%. Changes in foreign currency exchange rates increased reported sales growth by 1%.

In the second quarter of 2014, reported sales of the Research business unit ($357 million in sales, 51% of overall sales) grew by 1% from the second quarter of 2013. Organic sales growth was flat, and changes in foreign currency exchange rates increased sales by 1%.

Research sales in the Academic/Government/Hospitals segment declined low single digits from the same period last year. While U.S. sales showed improvement from the first quarter, academic sales were weaker in both the EMEA and APAC regions. Organic sales growth in the Pharma segment was flat in the second quarter with low single-digit growth in the U.S. and EMEA. Sales by our dealers grew in the low-to-mid single digit range.

Reported sales of the Applied business unit ($172 million in sales, 24.5% of overall sales) increased by 7% over the second quarter of 2013. Organic sales growth was 6% and changes in foreign currency exchange rates increased sales by 1%. Organic sales growth in the Diagnostics and Testing segment was double digits with contribution from all geographies, led by very strong performance in the APAC region. Organic sales growth in the Industrial segment was in the low single digits.

Reported sales of the SAFC Commercial business unit ($172 million in sales, 24.5% of overall sales) grew by 2% over the second quarter of 2013. Organic sales growth was 1%. Changes in foreign currency exchange rates increased sales by 2%, and divestitures reduced reported sales by 1%.

Organic sales growth in the Life Science Products segment declined low-to-mid single digits, primarily due to changes in the timing of delivery of several large contract manufacturing orders. Biopharma material sales continued to experience solid growth. Organic sales growth in the Life Science Services segment was in the double-digits for the fourth consecutive quarter. Organic sales growth in the Hitech electronics segment was flat compared to the same period last year. Growth in precursors for the semiconductor industry offset declines in LED precursor sales.

Adjusted operating income in the second quarter of 2014 grew by $7 million over the same period last year. The adjusted operating income margin was 26.4%, an improvement of 30 basis points from the same period last year despite an approximately 40 basis point headwind from changes in foreign exchange rates net of hedging.

The effective tax rate for the second quarter of 2014 was 28%, in line with the same period last year. The effective tax rate for the six months ended June 30, 2014 was 28% as compared to 27% in the same period in 2013. The higher tax rate in 2014 is primarily due to the lost benefit of the U.S. R&D tax credit, which expired on December 31, 2013, partially offset by increased benefits from favorable tax rates in foreign jurisdictions.

For the first six months of 2014, cash flow from operations was $287 million as compared to $269 million in the same period last year. Free cash flow (defined as cash flow from operations less capital expenditures) increased 5% to $232 million as compared to $220 million in the same period last year.

2014 OUTLOOK:

The second half 2014 sales outlook remains unchanged. Full-year 2014 adjusted EPS outlook is now expected to be in the range of $4.32 to $4.40 as compared to a prior guidance range of $4.30 to $4.40.

•	Organic sales growth for the second half of 2014:

•	Research is expected to be in the low-to-mid single digits.

•	Applied is expected to be in the mid-single digits.

•	SAFC Commercial is expected to be in the mid-single digits.

•	With the first half organic sales growth of 2%, overall full-year 2014 organic sales growth is expected to be in the low-single digit range.

•	Full-year 2014 adjusted operating income margin is expected to improve by approximately 50 basis points.

•	Effective tax rate is expected to be approximately 27%.

•	Net cash provided by operating activities is expected to exceed $600 million. Capital expenditures are expected to be approximately $130 million. Free cash flow is expected to exceed $475 million.

OTHER INFORMATION:

Cash Flow and Debt: For the first six months of 2014, net cash provided by operating activities was $287 million compared to $269 million in the same period in 2013. Capital expenditures in the first six months of 2014 were $55 million as compared to $49 million in the same period in 2013. Free cash flow for the first half of 2014 was $232 million, of which $140 million was returned to shareholders through dividends and share repurchases. The Company’s debt to capital ratio was 10% at June 30, 2014, compared to 11% at December 31, 2013.

Share Repurchases: During the first six months of 2014, the Company repurchased 900,000 shares for $85 million. There were approximately 119 million shares outstanding at June 30, 2014. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Conference Call Information: The Company will hold a conference call to discuss second quarter 2014 financial results on Thursday, July 24, 2014, at 10:00 AM CDT. To listen, please call (877) 266-0483 (Domestic) or (707) 287-9342 (International) and use Conference ID 22676336. Interested parties can also listen and view the presentation slides via the Internet at http://investor.sigmaaldrich.com/.

A replay of the call will be available from 7/24/2014 to 8/01/2014. For the replay, please call (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use Conference ID 22676336 or go to http://investor.sigmaaldrich.com/ under "Presentations & Events."

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial and business environment risks and projections. Such statements include those preceded or followed by, or including the words, “expect,” “expects,” “expected,” “better,” “could,” “approximately,” “would,” “likely,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company’s operations, investments and acquisitions and conditions in the markets the Company serves. While the Company believes these statements are reasonable, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units and global supply chain efficiency improvements, (6) dependence on uninterrupted manufacturing operations and a global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 12 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses, (15) the amount of restructuring charges, if any, and (16) the outcome of the outstanding matters described in Note 14 - Contingent Liabilities and Commitments to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich, headquartered in St. Louis, Missouri, is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has more than 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 11 and 12 of this release for these reconciliations.

With approximately 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisition/divestiture impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2014 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income, EPS and operating income margin (reconciled on page 12) and free cash flow (defined on page 10). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$701	$681	$1,390	$1,356
Cost of products and services sold	343	340	681	671
Gross profit	358	341	709	685
Selling, general and administrative expenses	157	147	317	308
Research and development expenses	16	16	32	33
Other charges	1	12	2	12
Operating income	184	166	358	332
Interest, net	—	1	1	2
Income before income taxes	184	165	357	330
Provision for income taxes	51	46	98	89
Net income	$133	$119	$259	$241

Net income per share - Basic	$1.12	$0.99	$2.18	$2.01
Net income per share - Diluted	$1.11	$0.98	$2.16	$1.99

Weighted average number of shares outstanding - Basic	119	120	119	120
Weighted average number of shares outstanding - Diluted	120	121	120	121

Income Statement Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Gross profit	51.1%	50.1%	51.0%	50.5%
S,G&A expenses	22.4%	21.6%	22.8%	22.7%
Research and development expenses	2.3%	2.4%	2.3%	2.4%
Other charges	0.2%	1.7%	0.1%	0.9%
Operating income	26.2%	24.4%	25.8%	24.5%

Net income	19.0%	17.5%	18.6%	17.8%

Effective tax rate	27.7%	27.9%	27.5%	27.0%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$810	$722
Accounts receivable	421	382
Inventories	722	699
Deferred taxes	36	31
Other	95	87
Total current assets	2,084	1,921

Property, plant and equipment:
Property, plant and equipment	2,154	2,098
Less - accumulated depreciation	(1,339)	(1,292)
Property, plant and equipment, net	815	806

Goodwill	700	691
Intangibles, net	245	255
Other	141	132
Total assets	$3,985	$3,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$44	$65
Accounts payable	176	152
Payroll	55	64
Income taxes	34	25
Other	83	77
Total current liabilities	392	383

Long-term debt	300	300
Pension and post-retirement benefits	56	73
Deferred taxes	66	74
Other	87	80
Total liabilities	901	910

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	348	322
Common stock in treasury	(2,491)	(2,407)
Retained earnings	4,862	4,658
Accumulated other comprehensive income	163	120
Total stockholders' equity	3,084	2,895

Total liabilities and stockholders' equity	$3,985	$3,805

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$259	$241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66	69
Deferred income taxes	(13)	(3)
Stock-based compensation expense	12	13
Other	(2)	(9)
Changes in operating assets and liabilities:
Accounts receivable	(37)	(62)
Inventories	(18)	(1)
Accounts payable	23	(5)
Income taxes	12	3
Other, net	(15)	23
Net cash provided by operating activities	287	269

Cash flows from investing activities:
Capital expenditures	(55)	(49)
Purchases of investments	(6)	(75)
Proceeds from sales of investments	5	44
Proceeds from sale of net assets	—	9
Other, net	(2)	(1)
Net cash (used in) investing activities	(58)	(72)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(21)	(254)
Dividends	(55)	(52)
Share repurchases	(85)	(56)
Proceeds from exercise of stock options	14	19
Other, net	1	5
Net cash (used in) financing activities	(146)	(338)

Effect of exchange rate changes on cash	5	(21)
Net change in cash and cash equivalents	88	(162)
Cash and cash equivalents at January 1	722	724
Cash and cash equivalents at June 30	$810	$562

Reconciliation of Free Cash Flow
(in millions)
	Six Months Ended
	June 30,
	2014	2013

Net cash provided by operating activities	$287	$269
Less: Capital expenditures	(55)	(49)
Free cash flow	$232	$220

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	June 30, 2014
			Divestiture	Adjusted
	Reported	Currency	Impact	(Organic)

Research	1%	1%	—%	—%
Applied	7%	1%	—%	6%
SAFC Commercial	2%	2%	(1)%	1%
Total Customer Sales	3%	1%	—%	2%

	Six Months Ended
	June 30, 2014
			Divestiture	Adjusted
	Reported	Currency	Impact	(Organic)

Research	—%	—%	—%	—%
Applied	8%	1%	—%	7%
SAFC Commercial	2%	1%	(1)%	2%
Total Customer Sales	3%	1%	—%	2%

Business Unit Sales
(in millions)
	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Total 2014

Research	$359	$357	$—	$—	$716
Applied	171	172	—	—	343
SAFC Commercial	159	172	—	—	331
Total Customer Sales	$689	$701	$—	$—	$1,390

	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$341	$347	$1,402
Applied	159	160	154	156	629
SAFC Commercial	155	168	169	181	673
Total Customer Sales	$675	$681	$664	$684	$2,704

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Reported net income	$133	$119	$1.11	$0.98
Other charges	—	8	—	0.07
Adjusted net income	$133	$127	$1.11	$1.05

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Reported net income	$259	$241	$2.16	$1.99
Other charges	1	8	0.01	0.07
Adjusted net income	$260	$249	$2.17	$2.06

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Reported operating income	$184	$166	$358	$332
Other charges	1	12	2	12
Adjusted operating income	$185	$178	$360	$344

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Reported operating income margin	26.2%	24.4%	25.8%	24.5%
Other charges	0.2%	1.7%	0.1%	0.9%
Adjusted operating income margin	26.4%	26.1%	25.9%	25.4%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
	2014	2014	2013	2013

Reported operating income margin	26.2%	25.3%	25.0%	23.8%
Other charges	0.2%	0.1%	—%	1.5%
Adjusted operating income margin	26.4%	25.4%	25.0%	25.3%